SUB-ADVISORY AGREEMENT NEUBERGER BERMAN ALTERNATIVE FUNDS

This Sub-Advisory Agreement (“Agreement”) is made as of August 11, 2017, by and between Neuberger Berman Investment Advisers LLC, a Delaware limited liability company (“Manager”), and BH-DG Systematic Trading LLP, a limited liability partnership established in England and Wales with registered number OC355973 whose principal place of business is located at 3rd Floor, 10 Grosvenor Street, London, W1K
4QB (“Sub-Adviser”).

WITNESSETH:

WHEREAS, Neuberger Berman Alternative Funds and Neuberger Berman Advisers Management Trust, each a Delaware statutory trust (each a “Trust” and collectively, the “Trusts”) is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end, diversified management investment company and has established one or more separate series of shares (“Series”) with each Series having its own assets and investment policies; and

WHEREAS, each Trust has retained Manager to provide investment advisory and administrative services to certain Series of the Trust pursuant to separate Management Agreements, which agreements specifically provide for the retention of one or more sub-advisers to provide the investment advisory services described therein and that the Manager is responsible for the selection and monitoring of sub-advisers for certain Series;

WHEREAS, Manager desires to retain Sub-Adviser to furnish investment advisory and portfolio management services to a portion of each Series listed in Schedule A attached hereto that has been allocated to Sub-Adviser by the Manager and to the portion of such other Series of Trust hereinafter established as agreed to from time to time by the parties (“Allocated Portion”), evidenced by an addendum to Schedule A (hereinafter “Series” or “Fund” shall refer to each Series which is subject to this Agreement), and the Sub-Adviser is willing to furnish such services; and

WHEREAS, the Sub-Adviser will serve as a Commodity Trading Adviser (“CTA”) for a portion of each Series;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

        1.    SERVICES AND RESPONSIBILITIES OF THE SUB-ADVISER

                    1.1  INVESTMENT MANAGEMENT SERVICES. The Sub-Adviser shall act as the investment subadviser to the Series and, as such, shall (i) obtain and evaluate such information relating to the economy, industries, businesses, securities markets and securities and other assets as it may deem necessary or useful in discharging its responsibilities hereunder, (ii) formulate a continuing program for the investment of the assets of the Allocated Portion (the “Strategy”) in a manner consistent with its investment objectives, policies and restrictions and the investment guidelines as provided to the Sub-Adviser in writing on or around the date of this Agreement, as amended from time to time by the Manager upon reasonable advance written notice, and (iii) determine from time to time securities or other assets to be purchased, sold, retained, borrowed or lent by the Allocated Portion, and implement those decisions, including the selection of entities with or through which such purchases, sales or loans are to be effected; provided, that the Sub-Adviser will place orders pursuant to its investment determinations either directly with the issuer or with a broker or dealer. The Sub-Adviser further agrees to be aware of the position limits imposed on certain derivative contracts by the Commodity Futures Trading Commission (“CFTC”) or applicable contract market. If, at any time during the term of this Agreement, the Sub-Adviser is required to aggregate the Series’ derivative positions with the positions of any other person for the purposes of applying the CFTC or exchange imposed speculative position limits, the Sub-Adviser will promptly notify the Manager if the Allocated Portion positions are included in an aggregate amount which exceeds the applicable speculative position limit. If the speculative position limits are reached in any derivatives contract, the Sub-Adviser will modify the trading instructions to the Series’ account and its other accounts in a reasonable and good faith effort to achieve an equitable treatment of all accounts.

The Sub-Adviser will select commodity  brokers, brokers and dealers to effect all portfolio transactions subject to the conditions set forth herein (“Clearing Brokers”). The Sub-Adviser will place all necessary orders with the relevant Clearing Broker, or issuers, from the list provided by the Manager. The Sub-Adviser may also, subject to the approval of the Manager trade on a “give up” basis through executing brokers not associated with the relevant Clearing Broker. The Sub-Adviser will utilize custodians, deposit accounts, counterparties for futures, options and OTC clearing, ISDA arrangements, foreign exchange trading and other transactions in financial derivative instruments under agreements set up by, and in the name of, the Series or Trust. The Sub-Adviser will provide reasonable assistance to the Manager in setting up arrangements with derivative counterparties upon request. The Manager will be responsible for managing any collateral and margin requirements associated with investments made for the Allocated Portion (where applicable) and the Sub-Adviser will, upon request, provide any reasonable assistance in managing such collateral.

Sub-Adviser is directed at all times to seek to execute transactions for the Allocated Portion (i) in accordance with any written policies, practices or procedures that may be established by the Board of Trustees or the Manager from time to time and which have been provided to the Sub-Adviser or (ii) as described in the Series’ Prospectus and Statement of Additional Information (“SAI”). The  Manager  has provided the Sub-Adviser with copies of the current versions of the Series’ Prospectus and SAI and shall provide the Sub-Adviser with any amendments or supplements thereto. The Manager will provide notice to the Sub-Adviser of any material changes to the Series’ Prospectus or SAI that relate to the Sub-Adviser’s management of the Allocated Portion. In placing any orders for the purchase or sale of investments for the Series, in the name of the Allocated Portion or its nominees, the Sub-Adviser shall use its best efforts to obtain for the Allocated Portion “best execution”, considering all of the circumstances.  The Sub-Adviser  shall  maintain  records  adequate  to  demonstrate  compliance  with  this requirement. In no instance will portfolio securities or other assets be purchased from or sold to the Manager or the Sub-Adviser, or any of their affiliated persons, except in accordance with the 1940 Act, the Investment Advisers Act of 1940, as amended (“Advisers Act”), and the rules under each, and all other federal and state laws or regulations applicable to the Trust and the Series.

The Sub-Adviser agrees that it will not execute any  portfolio transactions for the Allocated Portion with a broker or dealer which is (i) an affiliated person of the Fund including the Manager or any sub-adviser for the Fund; (ii) a principal underwriter of the Fund's shares; or (iii) an affiliated person of such an affiliated person or principal underwriter, unless such transactions are: (w) exempt under Rules 10f-3(b) or 17a-10; (x) executed in accordance with Rule 17e-1 of the 1940 Act and the Fund's Rule 17e-1 procedures, as adopted in accordance with Rule 17e-1; (y) executed in accordance with Rule 10f-3(c) of the 1940 and the Fund's Rule 10f-3(c) procedures, as adopted in accordance with Rule 10f-3; or (z) executed in accordance with Rule 17a-7 of the 1940 Act and the Fund’s Rule 17a-7, as adopted in accordance with Rule 17a-7. The Manager agrees that it will provide the Sub-Adviser with a written list of such brokers and dealers and will, from time to time, update such list as necessary. The Sub-Adviser agrees that it will provide the Manager with a written list of brokers and dealers that are affiliates of the Sub-Adviser and will, from time to time, update such list as necessary.

Subject to the appropriate policies and procedures approved by the Board of Trustees, the Sub-Adviser may, to the extent authorized by Section 28(e) of the Securities Exchange Act of 1934, as amended (“Exchange Act”), cause the Allocated Portion to pay a broker or dealer that provides brokerage or research services to the Manager the Sub-Adviser and the Allocated Portion an amount of commission for effecting a Series transaction in excess of the amount of commission another broker or dealer would have charged for effecting that transaction if the Sub-Adviser determines, in good faith, that such amount of commission is reasonable in relation to  the value of such brokerage or research services provided viewed in terms of that particular transaction or the Sub-Adviser’s overall responsibilities to the Series or its other advisory clients. To the extent authorized by Section 28(e) and the Board of Trustees, the Sub-Adviser shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of such action. Subject to seeking best execution, the Board of Trustees or the Manager may direct the Sub-Adviser to effect transactions in portfolio securities through broker-dealers in a manner that will help generate resources to pay the cost of certain expenses that the Trust is required to pay or for which the Trust is required to arrange payment. For the avoidance of doubt, the Sub-Adviser is not required to follow any direction which it, acting reasonably, considers to be (or likely to be) in violation of applicable law and regulation.

On occasions when the Sub-Adviser deems the purchase or sale of a security or other asset to be in the best interest of the Allocated Portion as well as other clients of the Sub-Adviser, the Sub-Adviser to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities or other assets to be purchased or sold to attempt to obtain a more favorable price or lower brokerage commissions and efficient execution. Allocation of the securities or other assets so purchased or sold, as well as the expenses incurred in the transaction, will be made by the Sub-Adviser in the manner which the Sub-Adviser considers to be the most equitable and consistent with its fiduciary obligations to the Allocated Portion and to its other clients over time.

The Sub-Adviser shall provide reasonable assistance to the Manager, the custodian or recordkeeping agent for the Trust in determining or confirming, consistent with the procedures and policies stated in the Trust’s registration statement on Form N-1A with respect to the Series (“Registration Statement”), the value of any portfolio securities or other assets of the Allocated Portion for which the Manager, custodian or recordkeeping agent seeks assistance from the Sub-Adviser or identifies for review by  the Sub-Adviser.  This assistance includes (but is not limited to): (i) designating and providing reasonable access to one or more employees of the Sub-Adviser who are knowledgeable about the security/issuer, its financial condition, trading and/or other relevant factors for valuation, which employees shall be available for consultation when the Manager’s Valuation Committee convenes; (ii) assisting the Manager or the custodian in obtaining bids and offers or quotes from broker/dealers or market-makers with respect to securities or other assets held by the Allocated Portion, upon the reasonable request of the Manager or custodian; (iii) upon the reasonable request of the Manager or the custodian, confirming pricing and providing recommendations for fair valuations; and (iv) maintaining adequate records and written backup information with respect to the securities valuation assistance provided hereunder, and providing a copy of such information to the Manager or the Trust upon reasonable request, with such copy records being deemed Trust records.

The Series hereby authorizes any entity or person associated with the Sub-Adviser which is a member of a national securities exchange to effect or execute any transaction on the exchange for the account of the Series which is permitted by Section 11(a) of the Exchange Act and Rule 11a2-2(T) thereunder, and the Series hereby consents to the retention of compensation for such transactions in accordance with Rule 11a2-2(T)(a)(2)(iv).

The Sub-Adviser shall discharge the foregoing responsibilities subject to the control of the officers and Trustees of the Trust (the “Trustees and consistent with the investment objectives, policies and restrictions of the Series as adopted by the Trustees and communicated to the Sub-Adviser in advance in writing, and subject to such further limitations as the Series may from time to time impose by written notice to the Sub-Adviser and in compliance with applicable laws and regulations. Any such further limitations will be communicated by the Manager with reasonable advance written notice to the Sub-Adviser.

The Manager and Sub-Adviser each agree that the Sub-Adviser shall manage the Allocated Portion as if it was a separate operating portfolio and shall comply with Section 1 of this Sub-Advisory Agreement (including, but not limited to, the investment objectives, policies and restrictions applicable to the Series and qualifications of the Series as a regulated investment company under the Code) only with respect to the Allocated Portion.

The Sub-Adviser will be an independent contractor and will have no authority to act for or represent the Trust, Series or the Manager in any way or otherwise be deemed an agent of the Trust, Series or the Manager except as expressly authorized in this Agreement or another writing by the Trust, the Manager and the Sub-Adviser.

1.2   ADMINISTRATIVE SERVICES. The Sub-Adviser shall:

1.2.1 BOOKS AND RECORDS. Assure that all records required to be maintained and preserved by Trust and/or the Series with respect to securities transactions or other assets traded on behalf of the Trust in respect of the Allocated Portion are maintained and preserved by it or on its behalf in accordance with applicable laws and regulations.

1.2.2 REPORTS AND FILINGS. Provide reasonable assistance as needed in the preparation of (but not pay for) all periodic reports by Trust or the Series to shareholders of the Series and all reports and filings required to maintain the registration and qualification of the Series, or to meet other regulatory or tax requirements applicable to the Series, under federal and state securities and tax laws. Sub-Adviser shall review draft reports to shareholders, Registration Statements or portions thereof that relate to the Series or the Sub-Adviser and other documents provided to the Sub-Adviser, provide comments on such drafts on a timely basis, and provide certifications or sub-certifications on a timely basis as to the accuracy of the information contained in such reports or other documents. Sub-Adviser will prepare and cause to be filed in a timely manner Form 13F and, if required, Schedule 13G with respect to securities or other assets held for the account of the Series that is advised by Sub-Adviser.

1.2.3 REPORTS TO THE MANAGER AND THE BOARD OF TRUSTEES. Prepare and furnish to Manager and/or the Trust’s Board of Trustees (the “Board” or the “Trustees”) such reports, statistical data and other information in such form and at such intervals as Manager and/or the Board may reasonably request. Sub-Adviser shall also make available to the Manager and the Board at reasonable times its portfolio managers and other appropriate personnel as mutually agreed by the Manager and Sub-Adviser, either in person or, at the mutual convenience of the Manager the Board and the Sub-Adviser, by telephone or other electronic media, in order to review the investment policies, performance and other matters relating to the management of the Series.

1.2.4 NOTIFICATIONS AND CERTIFICATIONS TO MANAGER. The Sub-Adviser shall:

(i) Promptly notify the Manager in the event that the Sub-Adviser becomes aware that the Sub-Adviser or any of its affiliates: (a) is subject to a statutory disqualification that prevents the Sub-Adviser from serving as investment adviser pursuant to this Agreement; (b) is subject to any circumstances that cause the Sub-Adviser to fail to be registered as a CTA or member of the NFA or under the laws of any jurisdiction in which the Sub-Adviser is required to be registered in order to perform its obligations under this Agreement; (c) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority that could have a material impact upon the Sub-Adviser’s ability to perform its obligations under this Agreement; or (d) is served or otherwise receives notice of any action, suit, proceeding, inquiry or investigation, at law or in equity, before or by any court, public board or body, or governmental authority of competent jurisdiction, involving the affairs of the Trust or the Manager or that could have a material impact on the Sub-Adviser’s business. The Sub-Adviser further agrees to notify the Trust and the Manager as soon as reasonably practicable of any material fact known to the Sub-Adviser respecting or relating to the Sub-Adviser or the Allocated Portion’s Strategy or tactics that is not contained in the Trust’s Registration Statement, as amended and supplemented from time to time and provided to the Sub-Adviser by the Manager, regarding the Series, but that, to the best of the Sub-Adviser’s knowledge, is required to be disclosed therein, and of any statement contained therein respecting or relating to the Sub-Adviser or the Allocated Portion’s Strategy or tactics that the Sub-Adviser becomes aware is untrue in any material respect. The Sub-Adviser will notify the Trust, the Manager and the Board if its chief executive officer or any member of the firm’s systematic risk committee involved in the management of the Strategy for the Series changes, or if there is an actual change in control or management of the Sub-Adviser within the meaning of Rules 2a-6 and 202(a)(1)-1 under the 1940 Act and Advisers Act, respectively, in both cases either prior to or immediately after such event. The Sub-Adviser agrees to bear all reasonable expenses of the Series, if any, arising out of an assignment by, or change in control of, the Sub-Adviser.  The Sub-Adviser will promptly notify the Trust, the Manager and the Board of any material adverse change in the Sub-Adviser’s financial condition that would reasonably be expected to impact its ability to perform its duties hereunder and of any material reduction in the amount of coverage under the Sub-Adviser’s errors and omissions or professional liability insurance coverage which might reasonably be expected to impact its ability to perform its duties hereunder.

(ii) Provide the Manager, the Trust or the Board with such information and assurances (including certifications and sub-certifications) as the Manager, the Trust or the Board may reasonably request from time to time in order to assist in complying with applicable laws, rules and regulations, including requirements in connection with the preparation and/or filing of the Fund’s Registration Statement, Form N-CSRs and Form N-Qs;

(iii) As reasonably requested by the Trust on behalf of the Trust’s officers and in accordance with the scope of Sub-Adviser’s obligations and responsibilities contained in this Agreement (i.e., with respect to the Allocated  Portion and the Sub-Adviser’s provision of portfolio management services hereunder), Sub-Adviser will provide reasonable assistance to the Trust in connection with the Trust’s compliance with the Sarbanes-Oxley Act and the rules and regulations promulgated by the SEC thereunder, and Rule 38a-1 of the 1940 Act and/or any similar requirement under the Commodities Exchange Act (“CEA”). Specifically, the Sub-Adviser agrees to (a) certify periodically, upon the reasonable request of the Trust, that with respect to the Allocated Portion and the Sub-Adviser’s provision of portfolio management services hereunder, it is in compliance with all applicable “federal securities laws”, to the extent required by Rule 38a-l under the 1940 Act, and Rule 206(4)-7 under the Advisers Act; (b) upon request and reasonable prior notice, cooperate with third-party audits arranged by the Trust to evaluate the effectiveness of the Trust’s compliance controls (provided the requests and time commitments arising under such third party audits are themselves reasonable); (c) upon request and reasonable prior notice, provide the Trust’s chief compliance officer with direct access to its chief compliance officer (or his/her designee); (d) upon request, provide the Trust’s chief compliance officer with periodic reports; and (e) promptly provide notice of any material compliance matters relating to the Allocated Portion, the Series or the Trust; and

(iv) Within forty-five days of the end of the last calendar quarter of each year that this Agreement is in effect, and as otherwise requested, provide the Manager with a certification from the president, chief operating officer or a vice-president of the Sub-Adviser that the Sub-Adviser has complied with the requirements of Rule 17j-1 under the 1940 Act during the previous year and that there has been no material violation of the Sub-Adviser’s code of ethics or, if such a material violation has occurred, that appropriate action was taken in response to such violation. Subject to applicable privacy laws, upon the reasonable written request of the Manager, the Sub-Adviser shall permit the Manager, its employees or agents to examine the reports required to be made to the Sub-Adviser by Rule 17j-1(c)(1) and all other records relevant to the Sub-Adviser’s code of ethics.

1.2.5 OTHER SERVICES. The Sub-Adviser shall perform such other functions of management and supervision as may be reasonably requested by the Manager and agreed to in writing by the Sub-Adviser.

2.      REPRESENTATIONS

2.1 REPRESENTATIONS OF  THE SUB-ADVISER. The Sub-Adviser represents warrants and agrees that:

(i) it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) it is (a) not prohibited by the 1940 Act, the Advisers Act or other law, regulation or order from performing the services contemplated by this Agreement; (b) it is exempt from registration as an investment adviser under the Advisers Act and will continue to be exempt or will register as an investment adviser during the term of this Agreement; and (c) duly authorised and regulated by the UK Financial Conduct Authority or any successor body thereto (“FCA”), agrees to be bound by and to comply with all applicable FCA rules;

(iii) it has adopted and implemented a written code of ethics complying with the requirements of Rule 17j-1 under the 1940 Act (the “Code of Ethics”) and, if it has not already done so, will provide the Manager and the Trust with a copy of such Code of Ethics and any material amendments thereto;

(iv) it has adopted and implemented written policies and procedures which are reasonably designed to prevent violations of applicable law (including, to the extent applicable, federal securities laws as defined in Rule 38a-1 of the 1940 Act) by the Sub-Adviser, its employees and officers (“Compliance Procedures”) and, the Manager and the Trust have been provided with an opportunity to review the Sub-Adviser’s Compliance Procedures on site at the Sub-Adviser’s premises. The Sub-Adviser shall provide the Manager with a summary of any material amendments to the Compliance Procedures;

(v) it has delivered to the Manager copies of its Form ADV as most recently filed with the SEC and will provide the Manager and the Trust with a copy of any future filings of Form ADV or any amendments thereto;

(vi) it is not prohibited by the 1940 Act or the Advisers Act from performing the services contemplated by this Agreement and will promptly notify the Manager and the Trust of the occurrence of any event that would disqualify the Sub-Adviser from serving as an investment adviser to a Fund pursuant to Section 9(a) of the 1940 Act or other applicable law, rule or regulation;

(vii) it shall use no material, non-public information concerning portfolio companies that may be in or come into its possession or the possession of any of its affiliates or employees, nor will the Sub-Adviser seek to obtain any such information, in providing investment advice or investment management services to the Series;

(viii) it maintains an appropriate level of errors and omissions or professional liability insurance coverage from an insurance company that has a minimum credit rating of A- from at least one recognized credit rating agency; and

(ix) it is registered as a CTA with the CFTC and is a member of the National Futures Association (“NFA”).

2.2 REPRESENTATIONS OF THE MANAGER: The Manager represents, warrants and agrees that:

(i) it has all requisite power and authority to enter into and perform its obligations under this Agreement, and has taken all necessary corporate action to authorize its execution, delivery and performance of this Agreement;

(ii) it is registered as an investment adviser under the Advisers Act and will continue to be so registered during the term of this Agreement;

(iii) each Series is an eligible contract participant as that term is defined in Section 1(a)(18) of the CEA and a “qualified eligible person” as that term is defined in CFTC Regulation 4.7(a);

(iv) it has reviewed the requirements for registration as a “commodity pool operator” (a “CPO”) under the CEA and each Series is either registered as a CPO and a member of the National Futures Association or is relying on an exemption or exclusion from registration as a commodity pool operator or has made a permissible delegation of its duties and responsibilities as a CPO to another entity;

(v) each Series’ assets do not constitute “plan assets” as defined in 29 C.F.R. 2510.3-101(f)(2) (as modified by Section 3(42) of ERISA);

(vi) it will promptly notify the Sub-Adviser in the event that it becomes aware that it: (a) is subject to a statutory disqualification that prevents it from serving as investment manager to any Series or the Trust; (b) ceases to be authorised and regulated under the laws of any jurisdiction in which it is required to be registered in order to perform its obligations under this Agreement; (c) is the subject of an administrative proceeding or enforcement action by the SEC or other regulatory authority which might reasonably be expected to result in a material adverse  effect on a  Series or the Trust, or might reasonably be expected to materially impair its ability to discharge its obligations as investment manager to a Series or the Trust; (vii) it consents and agrees (for itself and on behalf of each relevant Series and the Trust) (i) to the Sub-Adviser undertaking trading activity in relation to the Allocated Portion on any SEF selected by the Sub-Adviser; (ii) solely to the extent required by the SEF Rules, to the jurisdiction of each Relevant SEF in connection with and with respect to any Swap executed for or on behalf of the Allocated Portion by the Sub-Adviser which is on or subject to the rules of the Relevant SEF; (iii) solely to the extent required by the SEF Rules, that all the terms of each Relevant SEF’s SEF Rules are imported into every Swap executed for or on behalf of any relevant Series and the Trust on such SEF insofar as they are applicable to that Swap; (iv) that it will (and will procure that each  relevant Series and the Trust  will), solely to the extent required by the SEF Rules, provide each Relevant SEF and its agents, including its Regulatory Services Provider, access to all books and records, staff and other information necessary for monitoring and enforcement of the Relevant SEF’s SEF Rules. Additional defined terms used in this clause shall have the following meanings:

“Notice to Participants” means a communication sent by or on behalf of the SEF to all Participants on such SEF;

“Participant”   means a person that has agreed to the terms of the SEF Rules, any related user agreement, any applicable laws and regulations, and any and all other documents referenced in the SEF Rules, all as may be amended from time to time;

“Regulatory Services Agreement” means the agreement(s) between the SEF and the Regulatory Services Provider whereby certain functions mandated under the CEA, such as market surveillance and trade practice surveillance, are performed by the Regulatory Services Provider;

“Regulatory Services Provider” means the organization, if any, which provides regulatory services to the SEF pursuant to a Regulatory Services Agreement;

“Relevant SEF” means a SEF on which the Sub-Adviser executes Swaps for the Allocated Portion;

“SEF” means a Self-Regulatory Organization registered with the CFTC as a Swap Execution Facility;

“SEF Rules”  means all rules adopted, all notices to Participants published by a SEF, any user agreement a Participant has to enter into to use a SEF, interpretations, orders, resolutions, advisories, statements of policy, decisions, manuals and directives of a SEF, and all amendments thereto;

“Swap” or “Swaps” shall have the meaning set forth in Section 1a(47) of the CEA and the CFTC’s rules and regulations promulgated thereunder;

(viii) the parties agree that, in the event that any of a relevant Series or the Trust are required to trade report pursuant to the European Market Infrastructure Regulation, the Sub-Adviser and its affiliates shall not be responsible for such trade reporting; and

(ix) neither the Trust nor any relevant Series, nor the Allocated Portion is classified as an Alternative Investment Fund (“AIF”) for the purposes of the EU Alternative Investment Fund Managers Directive (“AIFMD”) or, in the event that any relevant Series or the Trust, or the Allocated Portion are classified as an AIF under AIFMD, an entity other than the Sub-Adviser shall become the Alternative Investment Fund Manager of that AIF.

3.      ADVISORY FEE

3.1   FEE. As compensation for all services rendered, facilities provided and expenses paid or assumed by the Sub-Adviser under this Agreement, Manager shall pay the Sub-Adviser an annual fee as set out in Schedule B to this Agreement.

3.2  COMPUTATION AND PAYMENT OF FEE. The advisory fee shall accrue on each calendar day, and shall be payable within 30 days of the last day of each calendar quarter (i.e., March 31, June 30, September 30 and December 31). The daily fee accruals shall be computed by multiplying the fraction of one divided by the number of days in the calendar year by the applicable annual advisory fee rate (as set forth in Schedule C hereto), and multiplying this product by the net assets of the Allocated Portion, determined in the manner consistent with the Fund’s valuation policies and procedures as approved by the Trustees, as of the close of business on the last preceding business day on which the Series' net asset value was determined.

3.3   EXPENSES

During the term of this Agreement, Sub-Adviser will pay all expenses incurred by it in connection with its activities under this Agreement other than the cost of securities or other assets (including brokerage commissions, if any) purchased for any Series. The Sub-Adviser shall be responsible for all the costs associated with any special meetings of the Trustees or shareholders convened for the primary benefit of the Sub-Adviser (including, but not limited to, the reasonable legal fees associated with preparing a proxy statement and associated mailing and solicitation costs).

4.   OWNERSHIP AND HOLDING PERIOD OF RECORDS

All records required to be maintained and preserved by the Series pursuant to the rules or regulations under Section 31(a) of the 1940 Act and that are maintained and preserved by the Sub-Adviser on behalf of the Series are the property of the Series and shall be surrendered by the Sub-Adviser promptly on request by the Series or the Manager; provided, that the Sub-Adviser may at its own expense make and retain copies of any such records. The Sub-Adviser agrees to preserve for the period prescribed by Rule 31a-2 under the 1940 Act any such records required to be maintained by Rule 31a-1 under the 1940 Act.

5.   TRANSACTIONS AND CUSTODY

All transactions will be consummated by payment to or delivery by the custodian designated by the Trust (the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, of all cash and/or securities or other assets due to or from the Allocated Portion, and the Sub-Adviser shall not have possession or custody thereof. The Sub-Adviser shall, at the direction of the Manager, advise the Custodian and confirm in writing to the Trust, to the Manager and any other designated agent of the Trust, including the Trust’s Administrator, all investment orders for the Allocated Portion placed by it with brokers and dealers at the time and in the manner set forth in Rule 31a-1 under the 1940 Act. For purposes of the foregoing  sentence, communication via electronic means will be acceptable as agreed to in writing from time to time by the Manager. The Trust shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Adviser. The Sub-Adviser shall have no liability for the acts or omissions of any such Custodian or other service providers of the Trust. Notwithstanding any other provision of this Agreement, it is agreed that the Sub-Adviser shall only have responsibility for monitoring any limitations or restrictions for the Allocated Portion.  For the avoidance of doubt, the Sub-Adviser shall not be required to provide instructions for any physical segregation of assets related to Section 18 of the 1940 Act to the Custodian.

6.      REPORTS TO SUB-ADVISER

Manager shall furnish or otherwise make available to the Sub-Adviser such copies of the Registration Statement, financial statements, proxy statements, reports, and other information relating to the Series' business and affairs as the Sub-Adviser may, at any time or from time to time, reasonably require in order to discharge its obligations under this Agreement or comply with applicable law or regulation.

7.      CONFIDENTIALITY

7.1 Sub-Adviser will not disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required to execute transactions on behalf of the Series, and will keep confidential any non-public information obtained directly as a result of this service relationship, and the Sub-Adviser shall disclose such non-public information only if the Manager or the Trustees have authorized such disclosure by prior written consent, or if such information is or hereafter otherwise is known by the Sub-Adviser or has been disclosed, directly or indirectly, by the Manager or the Trust to others becomes ascertainable from public or published information or trade sources, or if such disclosure is expressly required by applicable law or regulation or requested by applicable federal, state or other regulatory  authorities, or to the extent such disclosure is reasonably required by compliance consultants, auditors or attorneys of the Sub-Adviser in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement.

7.2 Sub-Adviser shall not disclose information regarding characteristics of the Series or Allocated Portion, trading history, portfolio holdings, performance information or any other related information to any third-party, except in compliance with the Trust’s policies on disclosure of portfolio holdings and/or as required by applicable law or regulation.

7.3 Notwithstanding the foregoing, the Sub-Adviser may disclose the total return earned by the Allocated Portion and may include such total return in the calculation of composite performance information, may in its discretion use track record information and performance history  relating to its management of the Allocated Portion, may disclose the aggregate amount of assets under management in the Allocated Portion and, for so long as the Sub-Adviser is appointed to manage the Allocated Portion, may identify the Series, Trust and/or the Manager as a client. The Sub-Adviser may also disclose historic portfolio information relating to the Allocated Portion to its prospective clients who wish to employ a similar strategy to the Allocated Portion, provided such data is anonymised. Furthermore, the Sub-Adviser may disclose non-public information obtained directly as a result of this service relationship to any member of the Brevan Howard group and DG Partners LLP; provided however, that (a) such disclosure is in connection with a legitimate business purpose in providing services to the Series or Allocated Portion or Manager under this Agreement; (b) the Sub-Adviser will be responsible for ensuring that any member of the Brevan Howard group and DG Partners LLP (each a “Receiving Party”) is made aware of the provisions of this Agreement and agrees to maintain the confidentiality of all such information and will not use or disclose the information for any purpose other than in fulfilment of obligations of such Receiving Party under this Agreement; and (c) in each case, the Sub-Adviser shall remain solely responsible for the actions of the Receiving Party to the same extent the Sub-Adviser is responsible under this Agreement. The rights in this clause 7.3 shall survive the termination of this Agreement.

7.4 Sub-Adviser may not consult with any other sub-adviser of the Series concerning transactions in securities or other assets for any investment portfolio of the Trusts, including the Funds, except that such consultations are permitted between the current and successor sub-advisers of a Fund in order to effect an orderly transition of sub-advisory duties so long as such consultations are not concerning transactions prohibited by Section 17(a) of the 1940 Act.

7.5 The Manager will not (and shall take all commercially reasonable measures to ensure the Trust and the Series do not) disclose or use any records or information obtained pursuant to this Agreement in any manner whatsoever except as expressly authorized in this Agreement or as reasonably required for the management, oversight or operation of the Trust or the Series (provided the recipients have agreed or have a duty to keep such information confidential on terms equivalent to those contained herein), and will (and will take all commercially reasonable measures to ensure that the Series and the Trust will) keep confidential any non-public information obtained directly as a result of this Agreement. Except as provided above, Manager shall (and shall take all commercially reasonable measures to ensure the Trust and the Series shall) disclose such non-public information only if the Sub-Adviser has authorized such disclosure by prior written consent, or if such information becomes ascertainable from public or published information or trade sources (other than through a breach of this Agreement), or if such disclosure is required by applicable law or regulation, or to the extent such disclosure is reasonably required by compliance consultants, auditors or attorneys of the Manager, the Trustees, the Trust or the Series in connection with the performance of their professional services or as may otherwise be contemplated by this Agreement.

7.6       When making a disclosure of Portfolio Information pursuant to clause 7.5, unless reasonably required for the management oversight or operation of the Trust or the Series or required by applicable law, the Manager shall not (and shall take all commercially reasonable measures to ensure that the Trust and the Series do not) identify the securities and other instruments held in the Allocated Portion as specifically attributable to the Allocated Portion or the Sub-Adviser or the Strategy.

7.7       Notwithstanding the foregoing, the Manager, the Trustees, the Trust or the Series may disclose the Allocated Portion’s portfolio holdings in compliance with the Series’ policies on disclosure of portfolio holdings provided that: (i) such disclosure is always made on a lagged basis of no less than 15 calendar days (or, where disclosure is to an investor in a relevant Series and a non-disclosure agreement is in place in relation thereto between the Series and/or the Trust and/or the Manager on the one hand and such investor on the other, no less than 3 business days); (ii) where it is provided to a third party who is not a service provider to the Trust, the relevant Series or the Allocated Portion, or an affiliate of the Manager, such disclosure shall not take the form of a continuous lagged disclosure  (i.e., such disclosure shall relate to snapshots of  the portfolio on particular, non-consecutive, days rather than a continuous feed); and (iii) it is not possible to identify the investments selected by the Sub-Adviser for the Allocated Portion as specifically attributable to the Allocated Portion or the Sub-Adviser or the Strategy in any such disclosure (with the exception that, the Manager, the Trust and the Series shall not be prohibited from making disclosures of portfolio holdings relating to the Allocated Portion or the Strategy and identifying them as such in the context of customary limited position rankings and exposure type disclosures and associated commentary in the ordinary course).

7.8       The Manager further represents and warrants that it will not and will procure that its affiliates will not and will take all commercially reasonable steps to ensure that the Trust and the Series do not use Portfolio Information for any trading or investment purpose unrelated to the management of the Allocated Portion (in particular, but without limitation, the Manager will not and will not allow any of their affiliates to use any Portfolio Information for the purposes of improving, developing or in any way benefitting any existing or future systematic trading processes or strategies operated or traded by any of them). The Manager hereby agrees to be jointly and severally liable to the Sub-Adviser for (i) any failure by its affiliates to hold Portfolio Information securely so as to protect it from disclosure to any third party; and (ii) any use of Portfolio Information by any of the Manager’s affiliates unrelated to management oversight of, or the provision of operational services to, the Trust or the Series.

7.9       As used herein “Portfolio Information” means (i) the portfolio holdings of the Allocated Portion, and (ii) the books, records, statements, investment activity, trading methods, models and characteristics of the Sub-Adviser or its investment strategy.

7.10     The Manager and the Sub-Adviser each agree that they (and the Manager agrees to take all commercially reasonable measures to ensure that the Trust and the Series) shall exercise the same standard of care that each uses to protect its own confidential and proprietary information, but no less than reasonable care, to protect the confidentiality of any records or information obtained pursuant to this Agreement.

8.      SERVICES TO OTHER CLIENTS

Nothing herein contained shall limit the freedom of the Sub-Adviser or any affiliated person of the Sub-Adviser to render investment management services to other investment companies or to engage in other business activities

9.      PROXY VOTING

To the extent proxy voting in respect of the Allocated Portion is required, the Sub-Adviser shall vote all proxies solicited by or with respect to the issuers of securities or other assets in which the assets of the Allocated Portion may be invested in accordance with the Sub-Adviser’s proxy voting policies and procedures and in a manner that complies with applicable law; maintain records of all proxies voted on behalf of the Fund in respect of the Allocation Portion; and provide information to the Trust, Manager or their designated agent in a manner that is sufficiently complete and timely to ensure the Trust’s compliance with its filing obligations under Rule 30b1-4 of the 1940 Act.

10.   USE OF NAMES AND LOGOS

The Sub-Adviser hereby consents to the use of its name in the Trust’s disclosure documents and shareholder communications for the purpose of identifying the Sub-Adviser as a sub-adviser to the Manager, the Series and the Trust. Other than as described in the first sentence of this section, the Manager, the Trust and the Series will not use the name of the Sub-Adviser, including any short-form name of the Sub-Adviser, or any combination or derivation thereof or the name “Brevan Howard” (or any derivation thereof)(together, the “BH Names”) in any advertising, sales literature or similar communications unless the format has been previously approved by the Sub-Adviser in writing (which may be via email and such consent not to be unreasonably withheld). The Sub-Adviser shall not use the name or any trade name, trademark, trade device, service mark, symbol or any abbreviation, contraction or simulation thereof of the Manager, the Trust, the Series or any of their affiliates in its marketing materials (other than to disclose such entities as clients) unless it first receives prior written approval of the Manager. It is understood that the name of each party to this Agreement, and any derivatives thereof or logos associated with that name, is the valuable property of the party in question and its affiliates, and that each other party has the right to use such names pursuant to the relationship created by, and in accordance with the terms of, this Agreement only so long as this Agreement shall continue in effect. Upon termination of this Agreement, the parties shall forthwith cease to use the names of the other parties (or any derivative or logo) except to the extent that continued use is required by applicable law, rule or regulation. During the term of this Agreement, the Sub-Adviser shall have the right upon reasonable request and at its own expense, to review all sales and other marketing materials utilizing any of the BH Names.

11.  LIMITATION OF LIABILITY; INDEMNIFICATION

Neither the Sub-Adviser nor any member, partner, officer or employee of the Sub-Adviser performing services for the Series in connection with the Sub-Adviser's discharge of its obligations hereunder shall be liable for any error of judgment or mistake of law or for any loss suffered by the Manager or a Series in connection with any matter to which this Agreement relates; provided, that nothing herein contained shall be construed to protect the Sub-Adviser or any member, officer, agent or employee of the Sub-Adviser against any liability to the Trust or a Series to which the Sub-Adviser would otherwise be subject by reason of (i) the Sub-Adviser's wilful misfeasance, bad faith, or negligence in the performance of the Sub-Adviser's duties, or by reason of the Sub-Adviser's reckless disregard of its obligations and duties under this Agreement, or (ii) any untrue statement of a material fact contained in the Prospectus and SAI, Registration Statement, proxy materials, reports, advertisements, sales literature, or other materials pertaining to the Allocated Portion or the Sub-Adviser or the omission to state therein a material fact known to the Sub-Adviser which was required to be stated therein or necessary to make the statements therein not misleading, if such statement or omission was made in reliance upon information furnished to the Manager or the Trust by the Sub-Adviser or any member, officer, agent or employee of the Sub-Adviser for use therein provided that the Sub-Adviser knew or should have known when it provided such information that it contained such untrue  statement of a material fact or omitted a required fact.

The Sub-Adviser agrees to indemnify and hold harmless the Trust and the Manager and its affiliates (other than persons or other entities who are affiliates solely by reason of ownership of shares of the Series) and each of their directors, officers, agents and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable  legal and other  expenses (collectively, “Losses”)),  to which the Trust, Manager or its affiliates (other than persons or other entities who are affiliates solely by reason of ownership of shares of the Series) or such directors, officers, agents or employees are subject, which are caused by Sub-Adviser’s disabling conduct as provided in (i) and (ii) of the above paragraph; provided, however, that the Sub-Adviser shall be responsible for and shall indemnify the Trust and the Manager for losses arising out of or resulting from a “Trade Error” as defined in the compliance manual of the Fund, as the same may be amended from time to time caused by the negligent action or negligent omission of the Sub-Adviser. It is acknowledged and agreed that any Trade Error that results in a gain to the Fund shall inure to the benefit of the Fund. In no case shall the Sub-Adviser’s indemnity in favor of any person be deemed to protect such other persons against any liability to which such person would otherwise be subject by reasons of wilful misfeasance, bad faith, or gross negligence in the performance of his, her or its duties or by reason of his, her or its reckless disregard of obligation and duties under this Agreement.

The Sub-Adviser shall not be liable to the Manager or its officers, directors, agents, employees, controlling persons or shareholders or to the Trust or its shareholders for (i) any acts of the Manager or any other sub-adviser to the Series with respect to the portion of the assets of Series not managed by the Sub-Adviser and (ii) acts of the Sub-Adviser which result from or are based upon acts of the Manager, including, but not limited to, a failure of the Manager to provide accurate and current information with respect to any records maintained by it or any other sub-adviser to the Series, which records are not also maintained by the Sub-Adviser or, to the extent such records relate to the portion of the assets managed by the Sub-Adviser, otherwise available to the Sub-Adviser upon reasonable request.

The Manager agrees to indemnify and hold harmless the Sub-Adviser and its affiliates and each of their members, partners officers, agents and employees against any and all losses, claims, damages, liabilities or litigation (including reasonable legal and other expenses), to which the Sub-Adviser or its affiliates or such members, partners, officers, agents or employees are subject, arising from the conduct of the Manager or the Series or the Trust.

Notwithstanding the generality of the foregoing, “Losses” shall not include indirect, consequential, special or punitive losses, howsoever arising, or loss of profit or opportunity.

Notwithstanding anything herein to the contrary, the Sub-Adviser will not be liable for any act, omission, error or breach of contract by any broker, dealer, counterparty or person carrying out similar services in respect of the Allocated Portion; provided, however, that the Sub-Adviser will exercise commercially reasonable care to the extent it is required to select any broker or dealer and will take all steps necessary to reasonably assist the Manager in recovering any losses from such entities or persons.

Nothing in this Agreement shall exclude or restrict any duty or liability to the Manager which the Sub-Adviser may have under the Regulatory System (as defined in the FCA rules).

12.        TERM OF AGREEMENT

The term of this Agreement shall begin on the date first above written with respect to each Series listed in Schedule A on that date and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through October 31, 2018. With respect to each Series added by execution of an Addendum to Schedule A, the term of this Agreement shall begin on the date of such execution and, unless sooner terminated as hereinafter provided, this Agreement shall remain in effect through the second October 31 following the date of execution. Thereafter, in each case, this Agreement shall continue in effect with respect to each Series from year to year, subject to the termination provisions and all other terms and conditions hereof, provided, such continuance with respect to a Series is approved at least annually by vote of the holders of a majority of the outstanding voting securities of the Series or by the Trustees, provided, that in either event such continuance is also approved annually by the vote, cast in person at a meeting called for the purpose of voting on such approval, of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto; and provided further that neither party hereto shall have notified the other party in writing at least sixty (60) days prior to the first expiration date hereof or at least sixty (60) days prior to any expiration date hereof of any year thereafter that it does not desire such continuation. The Sub-Adviser shall furnish to the Manager, promptly upon its request, such information as the Trustees of the Trust acting reasonably consider necessary to evaluate the terms of this Agreement or any extension, renewal or amendment thereof.

13.        AMENDMENT OR ASSIGNMENT OF AGREEMENT

Any amendment to this Agreement shall be in writing signed by the parties hereto; provided, that no such amendment shall be effective unless authorized on behalf of any Series (i) by resolution of the Trustees, including the vote or written consent of a majority of the Trustees who are not parties to this Agreement or interested persons of either party hereto, and (ii), as and to the extent required under the 1940 Act, by vote of a majority of the outstanding voting securities of the Series. This Agreement shall terminate automatically and immediately in the event of its assignment.

14.        TERMINATION OF AGREEMENT

This Agreement may be terminated at any time with respect to any Series by a vote of a majority of the Trustees, or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Series, voting separately from any other series of the Trust, or by the Manager, without the payment of any penalty, on not less than 30 nor more than sixty (60) days' prior written notice to the Sub-Adviser. This Agreement shall terminate automatically and immediately with respect to a Series if the Management Agreement between the Trust and the Manager terminates with respect to that Series. This Agreement may be terminated by the Sub-Adviser at any time, without the payment of any penalty, on 60 days’ written notice to the Manager and the Trust. The termination of this Agreement with respect to any Series or the addition of any Series to Schedule A hereto (in the manner required by the Act) shall not affect the continued effectiveness of this Agreement with respect to each other Series subject hereto. This Agreement will automatically terminate, without the payment of any penalty, if the Sub-Adviser ceases to be authorized and regulated by the FCA and is otherwise legally ineligible to serve as a Sub-Adviser pursuant to this Agreement; provided, however, that the Sub-Adviser will remain liable to the Trust or Series for direct losses incurred in connection with such termination.

In the event of termination of this Agreement, Section 7 (Confidentiality), 10 (Use of Names and Logos), 11 (Limitation of Liability; Indemnification) and 16 (Choice of Law) shall survive such termination of this Agreement.

15.  INTERPRETATION AND DEFINITION OF TERMS

Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretation thereof, if any, by the United States courts or, in the absence of any controlling decision of any such court, by rules, regulations or orders of the Securities and Exchange Commission validly issued pursuant to the 1940 Act. Specifically, the terms “vote of a majority of the outstanding voting securities,” “interested person,” “assignment” and “affiliated person,” as used in this Agreement shall have the meanings assigned to them by Section 2(a) of the 1940 Act. In addition, when the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is modified, interpreted or relaxed by a rule, regulation or order of the Securities and Exchange Commission, whether of special or of general application, such provision shall be deemed to incorporate the effect of such rule, regulation or order.

16.   CHOICE OF LAW

This Agreement is made and to be principally performed in the State of New York and except insofar as the 1940 Act or other federal laws and regulations may be controlling, this Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of New York.

17.   CAPTIONS

The captions in this Agreement are included for convenience of reference only and in no way define or delineate any of the provisions hereof or otherwise affect their construction or effect.

18.   EXECUTION IN COUNTERPARTS

This Agreement may be executed simultaneously in counterparts, each of which shall be deemed  an original, but all of  which together  shall constitute  one and the  same instrument.

PURSUANT TO AN EXEMPTION FROM THE COMMODITY FUTURES TRADING COMMISSION IN CONNECTION WITH ACCOUNTS OF QUALIFIED ELIGIBLE PERSONS, THIS BROCHURE OR ACCOUNT DOCUMENT IS NOT REQUIRED TO BE, AND HAS NOT BEEN, FILED WITH THE COMMISSION.  THE COMMODITY FUTURES TRADING COMMISSION DOES NOT PASS UPON THE MERITS OF PARTICIPATING IN A TRADING PROGRAM OR UPON THE ADEQUACY OR ACCURACY OF COMMODITY TRADING ADVISOR DISCLOSURE. CONSEQUENTLY, THE COMMODITY FUTURES TRADING COMMISSION HAS NOT REVIEWED OR APPROVED THIS TRADING PROGRAM OR THlS BROCHURE OR ACCOUNT DOCUMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective officers thereunto duly  authorized and  their  respective seals  to be hereunto affixed. as of the day and year tirst above written.

NEUBERGER BERMAN INVESTMENT ADVISERS LLC

/s/ Robert Conti
Name: Robert Conti
Title: Managing Director

For and on behalf of:

BH-DG SYSTEMATIC TRADING LLP

/s/ Iain Doran
Name: Iain Doran
Title: Chief Operating Officer

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST

SCHEDULE A

Trust	Series	Wholly-owned Subsidiary
Neuberger Berman Alternative Funds	Neuberger Berman Absolute Return Multi-Manager Fund	Neuberger Berman Cayman ARMM Fund I Ltd

Date: August 11, 2017

SUB-ADVISORY AGREEMENT
NEUBERGER BERMAN ALTERNATIVE FUNDS
NEUBERGER BERMAN ADVISERS MANAGEMENT TRUST
SCHEDULE B

RATE OF COMPENSATION

FUND	RATE OF COMPENSATION BASED ON THE AVERAGE DAILY NET ASSETS ALLOCATED TO THE SUBADVISER BY THE NB PARTIES OR THEIR AFFILIATES UNDER THIS AGREEMENT AND ANY OTHER AGREEMENT
Neuberger Berman Absolute Return Multi-Manager Fund Neuberger Berman Cayman ARMM Fund I Ltd

Date: August 11, 2017